UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 18, 2007

deCode genetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30469	04-3326704
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavik, Iceland
(Address of principal executive offices)

Registrant’s telephone number, including area code:   +354-570-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure

On July 18, 2007, deCODE genetics, Inc. (“deCODE”) issued the following press release:

deCODE Gene Discovery Points to New Approach for Treating Major Sleep Disorder

Reykjavik, Iceland, July 18, 2007 - Scientists at deCODE genetics (Nasdaq:DCGN) in collaboration with colleagues from Emory University today report the discovery of the first variant in the sequence of the human genome ever linked to risk of Restless Legs Syndrome (RLS) and Periodic Limb Movements (PLMs). The single-letter marker, or SNP, in the BTBD9 gene on chromosome 6 was associated in Icelandic and U.S. cohorts with an increased risk of RLS with PLMs of 70-80 percent for those who carry one copy compared to those without the variant. It is believed to account for approximately 50% of cases and was shown to associate with decreased stores of iron in the body.

The discovery provides strong new evidence that RLS is a genuine disease with an identifiable biological basis, a fact which has recently been the subject of some debate. deCODE plans to analyze the BTBD9 pathway to begin a drug discovery program targeting the underlying causes of disease. The paper, entitled “A genetic risk factor for Periodic Limb Movements in sleep,” is published today in the online edition of New England Journal of Medicine and will appear in an upcoming printed edition of the journal.

“This discovery demonstrates the power of genetics not only for uncovering the biological causes of disease, but also for defining diseases such as RLS and establishing them as medical conditions,” said Kari Stefansson, neurologist and CEO of deCODE.

RLS is a common neurological disorder characterized by an distressing and often irresistible urge to move the legs. Most RLS patients also experience periodic limb movements (PLMs) during sleep. Between 5 and 15% of people in Western Europe and North America are believed to suffer from RLS and PLMs but the syndrome remains under-diagnosed and inadequately treated. In part because of its effect on sleep, it has a broad, negative impact on quality of life and is associated with cardiovascular disease as well as poor general and mental health.

The deCODE team analyzed more than 300,000 single nucleotide polymorphisms (SNPs) in a total of 1000 Icelandic RLS patients and controls, leading to the identification of a single SNP, on chromosome 6p21. The strongest association was between allele A of SNP rs3923809 and the combined phenotype of RLS with PLMs. The rs3923809 is located within the BTBD gene, which is widely expressed in the brain and other organs. The finding was subsequently confirmed in a case control cohort from the Emory Healthcare Program in Sleep in Atlanta.

The variant identfied also confers risk of PLMs without RLS, with individuals carrying two copies of the at-risk variant having twofold risk of PLMs compared to those that do not carry a copy of the variant. Analysis of the impact of the variant on serum ferritin levels, a principal indicator of iron stores in the body, showed that serum ferritin was 13% lower per copy of the variant carried compared to controls. Hence, this disovery supports and old notion that the pathogenesis of RLS may involve iron metabolism.

About deCODE

deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of drugs and diagnostics for common diseases. deCODE is a global leader in gene discovery — our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. deCODE is also leveraging its expertise in human genetics and integrated drug discovery and development capabilities to offer innovative products and services in DNA-based diagnostics, bioinformatics, genotyping, structural biology, drug discovery and clinical development. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission. deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

By:	/s/ KARI STEFANSSON
Kari Stefansson,
President, Chief Executive Officer

Dated: July 24, 2007